EXHIBIT 10.27

INTERCOMPANY AGREEMENT

THIS INTERCOMPANY AGREEMENT (this “Agreement”) is made as of this 1st day of January, 2006, by Masimo Corporation, a Delaware corporation (“Masimo”) and Masimo Japan Corporation, a corporation under the laws of Japan (“Subsidiary”).

RECITALS

WHEREAS, Subsidiary is a wholly-owned subsidiary of Masimo;

WHEREAS, Masimo has contributed and transferred to Subsidiary certain of its business operations (the “Acquired Operations”); and

WHEREAS, Subsidiary desires to retain Masimo to provide certain administrative and management services to assist Subsidiary in the management of the Acquired Operations.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and agreements set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue until terminated by either party upon thirty (30) days written notice to the other party.

2. Management Services.

(a) Masimo may from time to time by the mutual agreement of the parties provide to Subsidiary certain management and administrative services (the “Masimo Services”). Unless the parties agree otherwise, Subsidiary shall pay Masimo a fee equal to the costs expended by Masimo in rendering the Masimo Services hereunder plus a 5% mark-up on such costs (the “Management Fee”), such Management Fee payable in quarterly installments. In addition, Subsidiary shall reimburse Masimo for certain out-of-pocket expenses incurred by Masimo in rendering the Masimo Services hereunder, including, but not limited to, reasonable reimbursement of attorneys’ fees incurred by Masimo, government fees, telephone, copying and the like. Subsidiary acknowledges that such compensation arrangement is no less favorable than could have obtained in an arm’s length arrangement with an unrelated third party. Masimo shall not be liable to Subsidiary for any loss, damage or injury, other than for gross negligence of its agents, or through contingencies beyond its control, arising out of the provision of any such services. Masimo’s liability under this Agreement shall not exceed the amount of consideration paid to Masimo for the Masimo Services provided hereunder. In no event, whatsoever, shall Masimo be liable for consequential or punitive damages.

(b) Masimo shall invoice Subsidiary for the Management Fee and out-of-pocket expenses incurred by Masimo in rendering services hereunder at least once each fiscal quarter and payment shall be made by Subsidiary within thirty (30) days after the date of the invoice.

3. Services by Subsidiary. Subsidiary may from time to time provide services to Masimo as specified in Schedule 1 (the “Subsidiary Services”). Unless the parties agree otherwise, Masimo shall pay Subsidiary a fee equal to the costs expended by Subsidiary in rendering the Subsidiary Services hereunder plus a 5% mark-up on such costs (the “Services Fee”), such Services Fee payable in quarterly installments.

4. Sales and Distribution Agreement. Concurrently with the execution of this Agreement, Masimo and Subsidiary have entered into that certain Sales and Distribution Agreement set forth on Schedule 2 hereto.

5. Mutual Cooperation. Masimo and Subsidiary acknowledge that the performance of this Agreement will require the mutual cooperation of the parties, and each of the parties shall assist and cooperate with the other party as reasonably necessary to enable this Agreement to be performed and facilitate the proper operation and management of Subsidiary.

6. Indemnification By Service Provider. Masimo shall indemnify Subsidiary and its officers, directors, employees and representatives from (i) any loss, damage, cost or expense (including reasonable attorneys’ fees) (a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding (a “Claim”) arising or occurring during the performance of the Masimo Services as a result of Masimo’s gross negligence or intentional misconduct and (ii) any Loss or Claim arising from or related to Masimo’s breach of any of the terms of this Agreement. Subsidiary shall indemnify Masimo and its officers, directors, employees and representatives from (i) any Loss or Claim arising or occurring during the performance of the Subsidiary Services as a result of Masimo’s gross negligence or intentional misconduct and (ii) any Loss or Claim arising from or related to Masimo’s breach of any of the terms of this Agreement.

7. Confidentiality.

(a) Masimo grants to Subsidiary a perpetual, worldwide license to (i) use Masimo’s technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, software, and improvements; whether patentable or not, and all patents, patent applications, copyrights and all other Masimo intellectual property rights (“Masimo Technology”), solely as required in the performance of its rights and obligations under this Agreement.

(b) Subsidiary grants to Masimo a perpetual, worldwide license to (i) use Subsidiary’s technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, software, and improvements; whether patentable or not, and all patents, patent applications, copyrights and all other Subsidiary intellectual property rights solely as required in the performance of its rights and obligations under this Agreement.

(c) Each party (“Recipient”) agrees to retain in confidence all information, knowledge, technology and trade secrets related to the operations of the other party (the “Disclosing Party”) disclosed to Recipient in the course of performing its rights and obligations pursuant to the terms hereof and that it will not, without the written consent of the Disclosing Party, use information supplied or disclosed hereunder for any purpose other than that indicated

herein. In view of the proprietary and valuable nature of this information and the injury, which would arise in the event of a disclosure of such information, the parties agree that this shall be a continuing obligation that shall survive the termination of this Agreement. This restriction shall not apply to information that:

(i) is or becomes public knowledge (through no fault of the Recipient), or

(ii) is made lawfully available to the Recipient by an independent third party, or

(iii) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Recipient; provided, however, that the Recipient gives the Disclosing Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such information and thereafter discloses only the minimum information required to be disclosed in order to comply.

8. Improvements. Subsidiary agrees to assign and hereby does assign to Masimo all rights, title and interest it has or acquires in any inventions, adaptations, modifications, enhancements, derivative works or changes relating to any Masimo Technology (“Improvements”). Subsidiary further agrees to provide all assistance reasonably requested by Masimo, at Masimo’s expense, in securing and perfecting Masimo’s interest in the Improvements.

9. General.

(a) Assignment and Delegation. This Agreement is personal in nature, and neither of the parties may, without the written consent of the other, assign any of the rights or delegate any of the duties hereunder.

(b) Binding Agreement; Severability. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective permitted successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, the remaining provisions shall be enforceable to the greatest extent possible.

(c) Notices. Any and all notices permitted or required to be given hereunder shall be sent by (i) registered or certified mail, postage and fees paid, with return receipt requested, addressed as below, (ii) hand delivery, or (iii) by facsimile, receipt confirmed. Notice shall be deemed given as of the date of mailing, of receipt of hand delivery, or of receipt of any facsimile transmission.

(d) Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of California without giving effect to any provisions thereof relating to conflict of laws.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument.

(g) Legal Relationship. Subsidiary agrees that, regarding all matters relating to this Agreement, Subsidiary shall be an independent contractor and not an agent or employee of Masimo and shall not hold itself out as a legal representative, agent, joint venturer, or partner of Masimo for any purpose whatsoever. Subsidiary has no right or authority to assume or create any obligations of any kind or to make any representations or warranties, whether express or implied, on behalf of Masimo or to bind Masimo in any respect whatsoever (and shall not hold itself out as having such authority). It is understood that Subsidiary’ sales representatives are employees of Subsidiary, and not Masimo, and that Masimo has no responsibility or obligation with respect to said persons.

(h) Force Majeure.

(i) Neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to force majeure, which shall include, without limitation, fire, flood, explosion, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failures or delays in transportation, strikes or labor disputes affecting supplies, or acts of God, civil riot or insurrection, acts of the Federal Government or any agency thereof, or judicial action. Specifically excluded from this definition are those acts of the Federal Government or any agency thereof or judicial action which could have been avoided by compliance with such laws or regulations as are publicly available and reasonably expected to be known by either party.

(ii) Upon the cessation of any cause operating to excuse performance of either party under this Section, this Agreement shall continue in full force and effect unless or until otherwise terminated pursuant to this Agreement. If one or more of said causes is asserted by either party as a basis of that party’s nonperformance, the other party shall have the right to terminate this Agreement forthwith by giving written notice to that effect prior to the resumption of performance.

(i) Headings. The section and paragraph headings used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, embody the entire understanding between the parties relating to its subject matter. This agreement may not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

“Masimo”		“Subsidiary”

MASIMO CORPORATION		MASIMO JAPAN CORPORATION

By:	/s/ Joe Kiani	By:	/s/ Bradley Langdale
Name:	Joe E. Kiani	Name:	Bradley Langdale
Title:	Chairman & CEO	Title:	Director

SCHEDULE 1

SUBSIDIARY SERVICES

(none)

SCHEDULE 2

SALES AND DISTRIBUTION AGREEMENT

THIS SALES AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of 12:01 a.m. the 1st day of January, 2006, by and between Masimo Corporation, a Delaware corporation (“Masimo”), and Masimo Japan Corporation, a corporation under the laws of Japan (“Subsidiary”).

R E C I T A L S

WHEREAS, Masimo is a corporation that manufactures read-through motion and low perfusion pulse oximetry technologies and products throughout the world (collectively, the “Product(s)”).

WHEREAS, Masimo is the parent of Subsidiary and has contributed its sales, distribution and marketing operations in the Territory (as defined below) to Subsidiary (the “Acquired Operations”).

WHEREAS, as a result of the transfer of the Acquired Operations, Masimo desires to engage Subsidiary to sell, distribute and promote the Products.

WHEREAS, Masimo is willing to appoint Subsidiary as a non-exclusive distributor of the Products in the Territory and to sell to Subsidiary all Products for which orders are received, and Subsidiary is willing to accept such appointment and to purchase the Products manufactured by Masimo subject to certain terms and conditions set forth herein. It is further acknowledged that Subsidiary is undertaking the obligations herein subject to certain covenants and assurances provided by Masimo, such covenants and assurances being deemed necessary by Subsidiary in view of the risks associated with the sale and distribution of the Products and in view of the unique resources available to Subsidiary.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and agreements set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

APPOINTMENT OF SUBSIDIARY

Section 1.1 Appointment and Acceptance. Masimo hereby appoints Subsidiary as its non-exclusive distributor throughout Japan (which may be modified from time to time by written acknowledgment of the parties; said territory, as modified, being referred to as the “Territory”) of all Products manufactured by Masimo. Masimo shall have the right to establish terms and limitations under which Subsidiary may distribute the Products, subject to applicable laws. Subsidiary hereby accepts such appointment and agrees to fully perform and discharge its duties in accordance with this Agreement. Subsidiary may not modify or alter any Product, documentation, or packaging without Masimo’s express written consent. Subsidiary has the right to appoint sub-distributors and agents to sell and distribute the Products within the Territory provided that such sub-distributors and agents are subject to the limitations set forth in this Agreement.

Section 1.2 Territory for OEM’s. The parties hereby acknowledge that Subsidiary shall have the right to distribute certain Products to original equipment manufacturers (“OEM(s)”) for incorporation into the OEMs’ products (“OEM Products”), and to distribute such OEM Products along with Masimo Products for use with the OEM Products on a non-exclusive worldwide basis.

ARTICLE II

TERM, RENEWAL AND TERMINATION

Section 2.1 Term and Renewal. Unless sooner terminated pursuant to Section 2.3 hereof, this Agreement shall remain in full force and effect commencing on January 1, 2005. This Agreement shall be effective on the date hereof and shall continue until terminated by either party upon thirty (30) days written notice to the other party.

Section 2.2 Rights and Obligations upon Termination. All orders from Subsidiary not accepted by Masimo on the date that notice of termination of this Agreement is delivered or upon the date that this Agreement otherwise terminates shall be deemed cancelled; provided, however, that Masimo may choose, in Masimo’s sole discretion, to honor outstanding unfilled orders on the condition that, notwithstanding anything to the contrary contained in this or any other agreement with respect to such orders, Subsidiary immediately shall pay Masimo for such Products against delivery of such Products. Upon demand by Subsidiary, Masimo agrees to repurchase from Subsidiary at cost any Product, which is held in inventory by Subsidiary as of the effective date of termination and shall reimburse Subsidiary for any expenses incurred in performing the services contemplated hereunder through the effective date of termination. Upon termination of this Agreement, Subsidiary shall cease acting or holding itself out in any manner as the distributor of the Products, including, without limitation, removing all signs and ceasing to use any advertising materials related to the Products.

Section 2.3 Termination. In addition to termination as provided in Section 2.1, this Agreement may be terminated as follows:

2.3.1 By either party upon notice to the other in the event at any time such other party (i) ceases to conduct its business, or (ii) breaches any provision of this Agreement and such breach, if curable, is not cured by the breaching party within thirty (30) days of the breaching party’s receipt of notice thereof from the nonbreaching party; or

2.3.2 By either party without notice in the event the other party becomes insolvent or makes a general assignment for the benefit of creditors or if a petition of bankruptcy is filed by such other party or by any third party against such other party, or if such other party is adjudicated a bankrupt, or if a receiver or other custodian, either permanent or temporary, is appointed by any court with respect to the assets or business of such party, or if a proceeding for the relief of creditors under any foreign, state or federal law is instituted by or against such party.

2.3.3 Upon any such termination provided above, the parties shall have the rights set forth in Section 2.2.

ARTICLE III

TRADEMARKS AND TRADE NAMES

Section 3.1 Masimo hereby grants to Subsidiary the nonexclusive right and license to use the Masimo trademarks and trade names in connection with the promotion, sale and distribution of the Products in the Territory. Any use of Masimo ‘s trademarks is subject to Masimo’s prior approval, which shall not be unreasonably withheld.

Section 3.2 Subsidiary acknowledges and agrees that the non-exclusive rights to Masimo’s trademarks and trade names are and shall remain valuable, proprietary information belonging to Masimo and that Masimo is retaining non-exclusive rights to its trademarks and trade names. Subsidiary shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing Masimo’s rights in Masimo’s trademarks and trade names. Subsidiary additionally agrees that the Masimo trademarks and trade names may be used by Subsidiary only in connection with the promotion, sale, and distribution of the Products in the Territory as set forth herein.

Section 3.3 Subsidiary specifically acknowledges that it does not possess, and shall not acquire, any interest in any of Masimo’s trademarks or trade names appearing on the labels or packaging materials for the Products and that any enhancement in the value thereof resulting from the use contemplated by this Agreement inures to Masimo.

Section 3.4 Subsidiary shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of Masimo’s trademarks. Upon termination of this Agreement, Subsidiary shall cease and desist from using Masimo’s trademarks in any manner.

Section 3.5 Subsidiary shall give immediate notice to Masimo of any known or presumed counterfeits, copies, imitations, simulations or infringements upon Masimo’s trademark rights by third parties and shall cooperate fully with Masimo in the protection of those rights.

ARTICLE IV

OBLIGATIONS OF SUBSIDIARY

During the Term of this Agreement, Subsidiary’ obligations shall, without limitation, include the following:

Section 4.1 Best Efforts to Promote and Sell the Products. Subsidiary shall exercise its best efforts to sell and distribute the Products and to promote the goodwill of Masimo and the market reputation of the Products. In connection with the foregoing, Subsidiary shall provide promptly to Masimo any information it obtains with respect to the Products, including feedback from consumers, retailers, and distributors, and activities of competitors. Subsidiary shall conduct marketing and distribution activities of Products pursuant to the strategy set forth by Masimo. Furthermore, Subsidiary shall conduct its activities in a professional manner and in accordance with the terms of this Agreement.

Section 4.2 Staffing and Vehicles. Subsidiary shall maintain an adequate and aggressive staff of sales and marketing personnel, which is sufficiently trained and knowledgeable to enable such staff to effectively promote sales of Products and solicit orders for Products. Subsidiary shall maintain and make available to its sales personnel such other equipment and supplies as are necessary to Subsidiary to fulfill its obligations under this Agreement.

Section 4.3 Taxes. Subsidiary shall be solely responsible for the collection and payment of all taxes payable in connection with its resale of the Products and the performance of its services as contemplated herein.

Section 4.4 Expenses. Subsidiary assumes full responsibility for all costs and expenses that it incurs in carrying out its obligations under this Agreement. This shall include, without limitation, payment of all salaries and benefits for persons employed to perform Subsidiary’s responsibilities hereunder, all expenses incurred in connection with the advertising and promotion of the Products, all expenses relating to any permits or licenses required in connection with the performance of Subsidiary’s responsibilities, and all expenses relating to vehicles used by sales representatives and other travel and accommodation expenses incurred by such persons. It is acknowledged and understood that Subsidiary may utilize third parties to perform certain administrative services incident to the services performed hereunder.

ARTICLE V

OBLIGATIONS OF MASIMO

During the Term of this Agreement and subject to the terms and conditions hereof, Masimo shall have the following obligations:

Section 5.1 Satisfaction of Orders. Masimo shall fill orders for Products submitted by Subsidiary in accordance with an agreed upon schedule for delivery.

Section 5.2 Masimo Support. Masimo shall provide, in the Territory, such support and assistance, including promotional support, as Masimo, in its sole discretion, deems appropriate and necessary.

Section 5.3 Compliance with Law. Masimo shall comply with all applicable laws, statutes, rules and regulations concerning the manufacture and packaging of the Products.

ARTICLE VI

ORDERS

Section 6.1 Terms and Conditions. Orders by Subsidiary shall be subject to acceptance by Masimo at its principal place of business or such other place(s) as may be designated by Masimo. Masimo will endeavor to fill all purchase orders tendered by Subsidiary promptly in accordance with such time periods, as the parties shall deem appropriate.

Section 6.2 Inability to Fill Orders. If Products are ordered by Subsidiary and Masimo does not have sufficient stock to fill such order, or if for any reason Masimo cannot fill such order in the usual course of business, prompt notice thereof shall be provided to Subsidiary and Masimo shall be liable for any loss, cost or expense incurred by Subsidiary as a result of the inability to fill such order promptly.

Section 6.3 Cancellation of Orders by Subsidiary. Subsidiary may cancel any order, which has not yet been accepted by Masimo and may cancel orders previously accepted by Masimo with the prior consent of Masimo.

Section 6.4 Delivery of Products. Masimo shall use its best efforts to deliver Products to Subsidiary in response to orders from Subsidiary in accordance with the time periods agreed upon.

ARTICLE VII

TITLE TO PRODUCT AND RISK OF LOSS

Section 7.1 Delivery of Products.

7.1.1 Title to Product and risk of loss shall pass from Masimo to Subsidiary immediately upon availability to Subsidiary, Ex Works facility located at 40 Parker, Irvine, California.

7.1.2 Masimo assumes full responsibility for loss or damage of products while in Masimo’s possession, except for any claims arising out of Subsidiary’ instructions.

Section 7.2 Returned Products.

7.2.1 For Products that do not satisfy the Product warranty provisions set forth in this Agreement, Masimo’s sole liability, and Subsidiary’ sole remedy under any warranty obligation is, at Masimo’s sole discretion, to repair or replace the Product or to refund the purchase price paid and accept return of the Product.

7.2.2 Products returned by Subsidiary shall be shipped to such location as designated by Masimo.

7.2.3 Masimo is not responsible to Subsidiary for warranty services for any products that were not originally sold by Masimo. Upon receipt of returned goods from its customers, Subsidiary agrees to make a good faith and reasonable effort to identify and distinguish goods that were not purchased from Masimo. Such goods are not subject to terms and conditions of this Agreement.

ARTICLE VIII

PRODUCT PRICES, PAYMENT TERMS AND RETURNS

Section 8.1 Product Prices.

8.1.1 The prices for the Products shall be set at arm’s length and calculated using the formula shown in Exhibit A. Subsidiary is free to establish prices for the sale of Products, as applicable, to End Users, OEMs and Distributors.

8.1.2 Such prices are subject to change from time to time as the parties mutually agree. The parties agree to cooperate and act in good faith with respect to price increases, which become necessary in the event of increased manufacturing costs. Masimo may request such price increases by providing to Subsidiary reasonably satisfactory evidence confirming the amounts of such increased costs, and in such event Subsidiary agrees not to withhold unreasonably its consent to reasonable increase in prices.

8.1.3 From time to time, Masimo may sell Products in the Territory, either directly or through a distribution channel partner under contract with Masimo.

Section 8.2 Product Invoicing and Payment Terms.

8.2.1 Masimo shall invoice Subsidiary for all Products on a monthly basis in accordance with the terms and conditions specified herein. Subsidiary agrees to pay each invoice within sixty (60) days of issuance.

8.2.2 Interest shall accrue on amounts not paid when due at a rate equal to 10 percent per annum until payment in full is received.

8.2.3 The price and payment terms contained in this Agreement shall apply to all purchase orders between Masimo and Subsidiary from the effective date of this Agreement forward.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Product Warranty. Masimo’s Product warranty shall be as set forth in the applicable warranty certificate that accompanies the Product.

Section 9.2 Indemnification.

9.2.1 Notice. Recognizing the objectives of this Agreement, Subsidiary agrees that if it knows of or becomes aware of any patents that may be infringed by the manufacture and sale of the Masimo Products, it will promptly disclose such information to Masimo.

9.2.2 By Masimo – Bodily Injury. Masimo will defend, indemnify and hold Subsidiary harmless against any and all liability, loss, damages, costs or expenses which Subsidiary may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Masimo Product, to the extent that such injury, illness or death resulted from (i) Masimo’s design or manufacture of the standard Masimo Products or (ii) failure of the Masimo Products at the time of shipment to Subsidiary to materially comply with published specifications. Masimo shall have no liability or responsibility of any kind to Subsidiary under this Section unless Subsidiary (a) promptly notifies Masimo of such claims, (b) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to Masimo, at Masimo’s expense, in connection with the defense and settlement of any such claim. Masimo shall have no liability for settlements made without Masimo’s express written consent. Should Subsidiary desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Subsidiary’s.

9.2.3 By Masimo – Infringement. Masimo will defend, indemnify and hold Subsidiary harmless against infringement or alleged infringement directly resulting from standard Masimo Products furnished under this Agreement, of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party. Masimo shall have no liability or responsibility of any kind to Subsidiary under this Section unless Subsidiary (a) promptly notifies Masimo of such claim, (b) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to Masimo, at Masimo’s expense, in connection with the defense and settlement of any such claim including, but not limited to, where practical, modifying the Masimo Products to make them non-infringing or, where practical, obtaining licenses under such intellectual property rights, Masimo shall have no liability for settlements made without its express written consent. Should Subsidiary desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Subsidiary’s. Masimo may, at its sole discretion, modify the particular Masimo Product to make it non-infringing, obtain a license to allow the continued use of the Masimo Product, or discontinue shipment of the Masimo Product to Subsidiary.

9.2.4 By Subsidiary. Subsidiary will defend, indemnify and hold Masimo harmless against any and all liability, loss, damages, costs or expenses which Masimo may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Masimo Product, or as a result of infringement or claims of infringement related to the Masimo Products of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party, to the extent that such injury, illness or death or infringement results from (i) any combination of the Masimo Product with items not furnished by Masimo (except where such combination is approved by Masimo (e.g. use of Masimo circuit boards in OEM product), (ii) any inadequacy of the labeling or use-manuals for such Masimo Product (unless such inadequacy consists of inaccurate information supplied by Masimo), or (iii) any modifications to the Masimo Products made by Subsidiary, by others, or by Masimo at Subsidiary’s request. Subsidiary shall have no liability or responsibility of any kind to Masimo under this Section unless Masimo (a) promptly notifies Subsidiary of such claims, (b) gives Subsidiary an adequate opportunity to defend, including complete control of such defense and (c) provides reasonable assistance to Subsidiary, at Subsidiary’s expense, in connection with the defense and settlement of such claim. Subsidiary shall have no liability for settlements made without its express written consent. Should Masimo desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Masimo’s.

9.2.5 Indemnity Limitations and Exclusions. Notwithstanding the above, Masimo shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which Subsidiary may incur as a result of any injury, illness or death resulting from (a) modifications to the Masimo Products made by Subsidiary, by others, or by Masimo at Subsidiary’s request, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by Masimo, (c) combination of the Masimo Products with other apparatus not furnished by Masimo, (d) use of products or components not supplied by Masimo, (e) use of Masimo Products in a manner not permitted by this Agreement, or (f) for any claims not related directly to the Masimo Products, (g) any alterations or modifications to the Masimo Products which are requested by Subsidiary. MASIMO’S TOTAL AGGREGATE LIABILITY UNDER THIS SECTION 9.2 (“INDEMNIFICATION”) SHALL IN NO CASE EXCEED FIVE MILLION DOLLARS ($5,000,000). THE PARTIES AGREE THAT THIS LIMITATION OF LIABILITY IS FAIR AND REASONABLE BECAUSE MASIMO IS NOT RESPONSIBLE FOR REGULATORY APPROVALS IN THE TERRITORY AND IS NOT DIRECTLY INVOLVED IN THE SALE OR INSTALLATION OF THE PRODUCTS.

9.2.6 Patent Defense. Subsidiary agrees that it shall notify Masimo of any claim by a third party that such third party believes any Masimo patents are invalid. Subsidiary agrees to promptly notify Masimo of any such claim whether or not such claim is asserted in court by such third party.

SCHEDULE 2

Exhibit A

PRODUCT PRICES

Subsidiary Net Sales: A

Subsidiary Intercompany Cost of Goods Sold: B

Subsidiary Operating Expenses (Budget): C

(A-B-C)/A = X,

Where X shall be a value within the arm’s length interquartile range of operating margins as determined annually in the transfer pricing study.

The transfer price B is therefore equivalent to:

B=A (1-X) -C